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                         NONNEGOTIABLE PROMISSORY NOTE


$1,500,000                                                March 1, 2001
                                                          Jacksonville, Florida
                                   Recitals

WHEREAS, the Compensation Committee of the Board of Directors of Modis Professional Services, Inc. ('Payee') has determined that Timothy D. Payne ('Maker') is a key executive of Payee, whose services to Payee are valuable and which would be difficult to replace;

WHEREAS, the Compensation Committee of the Board of Directors of Payee wishes to incentivize the retention of this key executive;

WHEREAS, the Compensation Committee authorized the Chairman of the Board to negotiate the terms and conditions of a loan to Maker in exchange for Maker agreeing to cancel certain outstanding stock options and to remain in the employ of Payee or its subsidiaries and affiliates and for other consideration identified below;

WHEREAS, the Chairman of the Board of Payee and Maker have now reached agreement on the terms of the loan evidenced by this Note; and

WHEREAS, Maker has agreed and has cancelled and returned to Payee certain options to purchase 167,666 shares of Payee common stock.


                                Promise to Pay

IN CONSIDERATION OF THE FOREGOING RECITALS AND FOR OTHER VALUE RECEIVED, Timothy
D. Payne, an individual resident of the State of Florida ('Maker'), hereby promises to pay the principal sum of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00) to Modis Professional Services, Inc. ('Payee'). Principal and interest are payable in lawful money of the United States by certified checks or other means of immediately available funds at 1 Independent Drive, Jacksonville, FL 32202.

The unpaid principal amount of this Note shall bear simple interest at 4.86% per annum (the 'Interest Rate') (the applicable Federal rate, as prescribed by Section 1274(d)(2) of the Internal Revenue Code of 1986, as amended, and Internal Revenue Service Advance Rulings 2001-3, 2001-7 and 2001-12). If default is made in any payment hereof and such default is not cured within thirty (30) days after notice thereof, the holder hereof may impose a late charge at the per annum rate equal to five percent (5%) in excess of the Interest Rate.



                                Repayment Terms

1. Unless otherwise forgiven as provided below, accrued interest on the outstanding principal amount shall be payable annually on January 1st of each year during the term hereof by check or wire transfer to an account designated by Payee in writing prior to the time of such payment. Unless otherwise forgiven as provided below, $750,000.00 of the principal amount shall be payable on January 1st of 2002 and 2003 by check or wire transfer to an account designated by Payee in writing prior to the time of such payment.

2. All unpaid principal and accrued and unpaid interest thereon will become immediately due and payable if Maker's employment with Payee or any of its subsidiaries or affiliates is terminated for Cause (as that term is defined in Attachment A hereto) or if Payee resigns from employment with Payee or any of its subsidiaries or affiliates without Good Reason before January 1, 2003 or violates the terms of the noncompetition or nondisclosure provisions of any applicable Employment Agreement between Maker and Payee (or any of its subsidiaries or affiliates) during such time.

3. If Payee is in the employ of Payee or any of its subsidiaries or affiliates on January 1st of each of 2002 and 2003, then the unpaid principal and all accrued and unpaid interest otherwise due and payable hereunder on those respective dates shall be considered paid in full. Notwithstanding the above, all unpaid principal and all accrued interest shall also be forgiven if: (i) Maker is terminated without Cause or terminates his employment for Good Reason (as those terms are defined in any applicable Employment Agreement entered into
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between Payee and Maker) before January 1, 2003; (ii) Maker dies or becomes disabled to the point that his employment terminates; or (iii) a Change of Control (as defined in any applicable Employment Agreement entered into between Payee and Maker) occurs.

4. This Note may be prepaid by the Maker hereof in whole or in part without premium or penalty. The Maker hereof hereby waives presentment, demand, notice of dishonor, protest, notice of protest and non-payment.

5. Maker waives diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayment of this Note. No extension of time for the payment of this Note shall affect the original liability under this Note of Maker. The pleading of any statute of limitations as a defense to any demand against Maker is expressly waived by Maker to the full extent permitted by law.

6. In the event an attorney at law or other agent is retained for collection of this Note after any failure of Maker to pay any principal or interest when due ('Default'), in addition to principal and interest, Payee shall be entitled to collect all reasonable costs of collection, including but not limited to, reasonable attorneys' fees and costs, incurred in connection with any of Payee's collection efforts, if and only if suit on this Note is filed, and all such costs and expenses shall be payable by Maker on demand.

7. No failure on the part of Payee to exercise any right or remedy hereunder with respect to Maker, whether before or after the happening of a Default, shall constitute waiver of any future Default or any other Default. No failure to accelerate the debt of Maker evidenced hereby by reason of a Default or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter, or shall be deemed to be a novation of this Note or a reinstatement of the debt evidenced hereby or a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right Payee may have, whether by the laws of the state governing this Note, by agreement or otherwise; and Maker hereby expressly waives the benefit of any statute or rule of law or equity that would produce a result contrary to or in conflict with the foregoing. This Note may not be modified orally, but only by an agreement in writing signed by the party against whom such agreement is sought to be enforced.

8. This Note is binding upon Maker's successors and permitted assigns, shall inure to the benefit of Payee, its successors and assigns. This Note may be assigned by Payee.

9. This Note shall be governed and construed in accordance with the laws of the State of Florida without regard to conflicts of law principles.


MAKER


/s/ Timothy D. Payne                                 /s/ Marc M. Mayo
Timothy D. Payne                                     Witness